Exhibit 8.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113
1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 5 December 2016 travel B.V. Benningsen-Platz 1 40474 Düsseldorf Federal Republic of Germany

Ladies and Gentlemen:

Re: Netherlands tax opinion in connection to the registration with the SEC

We have acted as tax counsel as to Netherlands law to the Company in connection with the registration of the American Depositary Shares in accordance with the Registration Statement. Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A.

This opinion letter is an exhibit to the Registration Statement and it may only be relied upon for the purposes of the filing of the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any documents, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document, other than the Registration Statement, or disclosed to any other party, in whole or in part, for any purpose other than as an exhibit to the Registration Statement, without our prior written consent.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copy of the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

Amsterdam Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law and on regulatory law, and more generally, we do not express any opinion on Netherlands law other than the tax opinion as set out below. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon for the purposes of the filing of the Registration Statement, and our willingness to render this opinion letter is based, on the condition that each person relying on this opinion accepts and agrees that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal and tax concepts are expressed in English terms. The Netherlands legal and tax concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal and tax concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each pdf copy of a document conforms to the original, each original is authentic, genuine and complete;

b.	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion;

c.	The place of effective management of the Company is in Germany, and not in the Netherlands, and the Company will therefore be a tax resident of Germany under German national tax law.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

Registration Statement opinion

The statements contained in the Registration Statement under the caption “Material Netherlands tax considerations” constitute our opinion and are true and accurate and provide for a fair summary of the matters of Netherlands tax law referred to therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to NautaDutilh N.V. under the heading “Material Netherlands tax considerations” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“American Depositary Shares”	American depositary shares issuable upon deposit of the Company’s Class A shares as defined in the Registration Statement
“Company”

travel B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws on the Netherlands which will be transformed into Dutch public limited company (naamloze vennootschap) and re-named from travel B.V. to trivago N.V.

“Registration Statement”	The registration statement on Form F-1 filed or to be filed by the Company with the SEC on or about the date of this opinion letter under the Securities Act of which this exhibit is a part
“SEC”	the United States Securities and Exchange Commission
“Securities Act”	the United States Securities Act of 1933, as amended
“NautaDutilh”	NautaDutilh N.V.
“the Netherlands”	the European territory of the Kingdom of the Netherlands